Exhibit 99.1

News Release

Ecolab Inc.

1 Ecolab Place

St. Paul, Minnesota 55102

www.ecolab.com

ECOLAB APPOINTS DARRELL BROWN AS CO-COO, GLOBAL MARKETS AND GREG COOK AS CO-COO, GLOBAL BUSINESSES

ST. PAUL, Minn. – Feb. 25, 2026 – Ecolab Inc. has announced that to support its next phase of growth, it is dividing the chief operating officer role into two complementary positions to build high-performing global businesses while strengthening the foundations for growth in all our markets around the world. As part of these changes, Darrell R. Brown has been appointed Co-COO, Global Markets, and Greg B. Cook has been appointed Co-COO, Global Businesses, effective April 1.

“We ended 2025 with strong momentum, and with that we are increasing our focus and leadership intensity to continue driving strong performance,” said Christophe Beck, Ecolab chairman and chief executive officer. “Darrell has been an exceptional partner and leader over many years. He brings deep company knowledge, a commitment to talent and a winning track record of performance across our global markets. As he returns home to Australia to be closer to family after nearly 15 years abroad, I’m pleased he will continue to serve in this new capacity and contribute to Ecolab’s ongoing success.”

Brown, 62, has served as president and chief operating officer since 2022. Previously, he was executive vice president and president of the Global Industrial Group and earlier led Ecolab’s Energy Services Division. Darrell joined Ecolab in 2002 and has held several international leadership roles.

Cook, 57, joined Ecolab in 1997 and most recently served as executive vice president and president of Ecolab’s Institutional Group. Previously, he was executive vice president and general manager of Global Institutional and has held key international and enterprise leadership roles, including president of the Latin America Region and senior vice president and general manager of Global Pest Elimination.

“Greg has been a trusted partner and proven enterprise leader with a deep understanding of our businesses and customers,” Beck said. “His collaborative leadership style and disciplined execution will provide strong continuity and focus as he leads our Global Businesses. Together, Greg and Darrell will partner to unlock Ecolab’s significant growth opportunities by driving exceptional value for customers around the world.”

About Ecolab

A trusted partner for millions of customers, Ecolab (NYSE:ECL) is a global leader in water, hygiene and infection prevention solutions and services that protect people and the resources vital to life. For more than a century, Ecolab has advanced innovation by integrating science-based solutions, data-driven insights, AI technology and world-class service. This unique combination enables Ecolab to partner with customers to define what best-in-class looks like and scale it across their operations, helping them achieve peak performance. Today, Ecolab has $16 billion in annual sales, 48,000 associates and customers in more than 170 countries and 40 industries. The company helps protect one-third of the world’s food production and a quarter of the power generated while delivering innovative solutions across food, healthcare, data centers, microelectronics, life sciences and hospitality. Ecolab’s comprehensive approach protects what’s vital, aiming by 2030 to help protect 2 billion people from infections and enough drinking water for 1 billion people while enhancing business performance.

www.ecolab.com

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Investor Contact:

Andrew Hedberg

651-250-2185

Media Contact:

Torry Whitney

651-250-4724

MediaRelations@Ecolab.com

(ECL-C)